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                               OFFER TO PURCHASE
               ALL OUTSTANDING CLASS A AND CLASS B COMMON SHARES
                                      OF
                      SIMON TRANSPORTATION SERVICES INC.
                                      AT
                           $7.00 NET CASH PER SHARE
                                      BY
                                  JERRY MOYES


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                 JUNE 21, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                   May 23, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies, and Other Nominees:

   We have been appointed by Jerry Moyes (the "Purchaser"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, $.01 par value (the "Class A Common Shares") and Class B Common Stock, $.01 par value (the "Class B Common Shares" and, together with the Class A Common Shares, the "Shares"), of Simon Transportation Services Inc., a Nevada corporation (the "Company"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the offer to purchase, dated May 23, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, when added to the Shares deemed to be beneficially owned by Purchaser and certain persons affiliated with him, represents at least a majority of the total voting power of the Shares outstanding on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase, dated May 23, 2000;

     2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") and all other required documents cannot be delivered to the Depositary (as defined below), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

     4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

     6. A return envelope addressed to the Depositary.

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   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for the Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as, and if Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates, or a Book-Entry Confirmation (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, or confirmation of surrender of Shares through DTC's Automated Tender Offer Program ("ATOP"), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in the case of a book-entry transfer or tender pursuant to ATOP procedures, and (iii) any other documents required by the Letter of Transmittal.

   The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary as described in Section 16 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

   The Purchaser will pay any stock transfer taxes applicable to his purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 21, 2000, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer or in accordance with DTC's ATOP procedures, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer or ATOP prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under
Section 2 of the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, at its respective address and telephone number set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed materials may be obtained by calling MacKenzie Partners, Inc., the Information Agent, collect at (212) 929-5500 or toll-free at (800) 322-2885, or from brokers, dealers, commercial banks, or trust companies.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

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   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY
OTHER PERSON AS AN AGENT OF THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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